Exhibit 10.17

Contract NO. NO0002

Current Fund Loan Agreement

Borrower (Party A): Xi’an Qinba Pharmaceutical Co., Ltd.

Address: B0601 Chuang Ye Square, 48 Keji Road, Hi-Tech Zone, Xi’an

Legal Representative: Guozhu Wang

Lender (Party B): Industrial and Commercial Bank of China Co., Ltd. Hanzhong Subbranch

Address: Renmin Road, Hantai District, Hanzhong City

Legal Representative: Qi Jin

Table of Contents

Article 1.	Type of Loan
Article 2.	Purpose of Loan
Article 3.	Sum and Period of Loan
Article 4.	Interest Rate of Loan
Article 5.	Resource and Method of Repayment
Article 6.	Loan Guarantee
Article 7.	Rights and Responsibilities of The Parties
Article 8.	Liability for Breach Of Contract
Article 9.	Validity, modification, rescission, termination of the Contract
Article 10.	Settlement of Disputes
Article 11.	Other Issues
Article 12.	Note

Party A borrows fund from Party B due to requirement listed in Article 2 .1 of this contract. Party B agrees lend fund to Party A. In order to clarify the rights, obligations of both parties, in accordance with <Contract Law>, <General Rules on Loans> and other relative laws, regulations, the two parties negotiate to engage this contract.

Article 1. Type of Loan

1.1	The period of borrowing current fund under this contract is (mid-term or short-term).

Article 2. Purpose of Loan

2.1	The purpose of borrowing current fund under this contract is: repay the loan under the contract No.0001 in Xi Xiang, 2008.
2.2	Party A could not change the purpose of the loan without permission of Party B.

Article 3. Sum and Period of Loan

3.1
The amount of loan under this contract is RMB(full form) FIVE million yuan(lower case) 5 million yuan(take the upper case as final when disagreement happens between upper case and lower case, same as below)).

3.2	The period of loan under this contract is 12 months, from 2009 year 1 month 20 day to 2010year 1 month 19 day.
3.3
Party A should extract the whole amount of loan in once time in accordance with article 3.2, in event of special reasons, could postpone the extracting date for    days under the permission of Party B. Actual date of release and repayment is written on the due bill. The due bill and certificate of extraction can not be separated, disagreement with this contract of other written notices, except date, shall subject to this contract as final.

Article 4. Interest Rate of Loan

4.1
This Loan shall bear interest at a rate of _5.31____‰ per month (mid-term current bank loan rate is fixed annually). Interest will be calculated daily since the actual withdrawal date, and paid monthly. Date of interest payment is 20th day of each month (the 20th day of each month/ the 20th day of last month of each quarter), interests will be paid off with loan due to expiry date.

4.2
If the People’s Bank of China adjusts the benchmark interest rate, and the adjustment fit this contract, the interest rate of the loan is calculated based on the new interest rate and method above without additional notice to the borrower.

Article 5. Resource and Method of Repayment

5.1	The resource and method of payment of Party include but not restricted with the following:
5.1.1	sales income;
5.1.2	income from morgtage turned into money .
5.2
Regardless of limitation from any other contracts that restricts the resource and method of Party A, those limitation must not influence the execute of obligation of Party A under this contract. Party A could not invoke 5.1 to refuse execute its obligation under this contract in any circumstances.

5.3	Party A shall payback the loan by term, and payback interest in accordance with this contract.
5.4
Party A shall prepare the repayment at the expiry date of interest or capital before the expiry date of repayment by means of prepay through the account opened by Party B, and grant Party B with the authority to remit account.

Article 6. Loan Guarantee

6.1	The guarantee method of this contract is: mortgage of real estate.
6.2	Party A have obligation to assist Party B and let Party B hold the content of this contract signing the guarantee contract NO. NO2008(0002).
6.3	In event of any disadvantages happens to Party B, Party A should provide Party B with satisfactory guarantee after noticed.

Article 7. Rights and Responsibilities of the Parties

7.1	Rights and responsibilities:
7.1.1	Extract and use loan in accordance with this contract within the loan period;
7.1.2	Prepayment would not be allowed ahead of time;
7.1.3	Responsible for the reality, accuracy, completeness of provided materials through investigation procedure;
7.1.4	Automatically accept the investigation, inspection and supervision for loan under this contract;
7.1.5
Actively coordinates Party B the inspection and supervision with its production, operation and financial status, and have obligation of providing Party B with relative income statement and balance sheet of the company by terms.

7.1.6	Payoff the debt and interests under this contract in accordance with the engagement;

7.1.7	Assume the relative expenses under this contract, including, without limitation, expenses of appraisal, evaluation, registration and so on;
7.1.8	Send back receipt within 3 days after received the collection letter through mail or by other methods from Party B;
7.1.9
In event of contract lease, shareholding reform, joint operation, merger, acquisition, joint venture, stock rights changing, asset deal, and other behaviors that could influence the realization of rights and benefits of Party B, Party A should inform Party B no later than 30 days prior to those behaviors, and permit by Party B, or Party A should not act the above behaviors before paying off the debt.

7.1.10	Party A may change its residence, mailing address, and scope of business, legal representative and other registration affairs for noticing Party B within 7 days by written notice.
7.1.11
In event of important affairs that may threaten or bring negative influence to Party A’s regular operation, including, without limitation, involving economic dispute, bankruptcy, financial status deterioration and so on, Party A should inform Party B by written form immediately.

7.1.12
Party B shall be informed with 5 days after occurrence of the following incidents: discontinuation of business, dissolution, recession, license revocation and cancellation, and guarantee that the principal with interest shall be repaid.

7.2	Party A’s rights and obligations:
7.2.1	Request Party A supply all materials related with this borrowing;
7.2.2	Principal, interest, compound interest, default interest, and all other accrued expenses which shall be paid by Party A from its account pay according to provisions of this Contract and laws;
7.2.3
Party B has right to exercise credit sanction, notify related departments and units, and urge debt through news media, if Party A avoids Party B’s supervision, and default principal and interest other behaviors breaching this Contract;

7.2.4	Party B shall offer full loan to Party B according to contract (excluding delay caused by Party A);
7.2.5	Maintain secrecy of Party A’s liabilities, finance, production, operation, and etc; except as otherwise specified in this Contract, laws and regulations.

Article 8 Responsibility for breach of contract

8.1
Both parties shall perform the obligations agreed in this Contract from the date of effectiveness. Any party fails to perform or partly perform the obligations, shall bear the breaching responsibilities.

8.2	Where Party A fails to handle and withdraw loan in accordance with Article 3.3 in this Contract, Party B has right to collect delayed liquidated damages by the rate in this Contract by day.
8.3	Where Party B fails to provide loan in accordance with Article 3.3 in this Contract, then it shall pay delayed liquidated damages by the rate in this Contract by day.

8.4	Where Party A returns the loan under this Contract without Party B’s written approval, Party B has right to collect interest according to loan term and rate in this Contract.
8.5
Where Party A fails to pay due loan principal and interest under this Contract, Party B has right to settle deadline for Party A to pay off, exercise offset right for funds of Party A’ accounts opened in Party B, collect 50% default interest on the basis of interest rate in contract by day for overdue loan, and collect compound interest for unpaid interest.

8.6
Where Party A fails to use loan in accordance with defined usage in this Contract, Party B has right to withdraw part or even all the loan, or terminate contract, collect ‰ interest according to contract-breaching date by day for Party A’s loan which is breaching contract in usage., and collect compound interest for unpaid interest.

8.7	Where Party A uses the loan in the situations of Article 8.5 and Article 8.6 at the same time, Party B shall perform more severe punishment instead of both punishments.
8.8
If Party A performs one of the following behaviors, then within 7 days from receiving Party B’s notice, Party A shall correct and adopt appropriate remedial measures to Party B’satisfaction, otherwise, Party B has right to withdraw part or even all the loan; for the loan which cannot be withdrawn, Party B has right to collect liquidated damages by the rate of overdue loan in this Contract by day;

8.8.1	Supply Party B with balance sheet, income statement, and other financial data which are false or concealing important facts;
8.8.2	Fail to cooperate or refuse to receive Party B’s supervision of its loan-using conditions, related production and operation, financial activities;
8.8.3	Transfer, dispose, or threatened transfer or dispose important parts of its assets without Party B’s approval;
8.8.4
Important parts of its assets or all assets are occupied by other creditors, or taken over by designated entrusting party, recipient, or similar persons, or its properties are detained, frozen, which will bring severe damages to Party B;

8.8.5
Perform activities of contract project, leasing, shareholding reform, pool operation, merger, consolidation, joint venture, separation, capital reduction, equity adjustment, equity transfer, and other activities, which will influence Party B’ rights realization and consequently threaten to creditor’s rights safety of Party B;

8.8.6
Industry and commerce registration changes of residence, correspondence address, operation scope, legal representative, or occurrence of important outward investment, which bring severe influences and threat to  Party B’ realization of rights;

8.8.7	Involved with severe economical disputes or financial position deteriorates, which brings severe influences and threat to Party B’ realization of rights;
8.8.8	Other situations which may bring threat or severe loss to Party B’ realization of creditor rights under this Contract;

Article 9 Effectiveness, alteration, rescission, and termination of Contract

9.1
This Contract will take effect after Party A’s and Party B’s signature and seal; where there is guarantee, this Contract will become effective after Guarantee Contract takes effect. And this contract will terminate until the date when borrowing principal, interest, compound interest, default interest, liquidated damages or other accrued expenses are paid off.

9.2	Party B has power to dissolve Contract, request Party A to pay loan principal and interest in advance, and pay losses in any of the following circumstances:
9.2.1	Party A is in shut down of business, dissolution, recession, suspension or revocation of the business licenses;
9.2.2	The guarantee under this Contract changes which are adverse to Party B’ realization of creditor rights, and Party A fails to supply guarantee separately required as Party B;
9.2.3	Other activities breaching Contract severely.
9.3
Where Party A requires loan extension, it shall apply to Party B in written form within 30 days before expiration of Contract, and supply written comments of guarantor’ agreement of continuing guarantee; after Party B’s inspection and approval, and signing of extension agreement, then loan under this Contract will be extended; this Contract will continue to be implemented before signing of extension agreement by both parties.

9.4
Any party shall not alter or dissolve this Contract without authorization after this Contract enters into effect, unless otherwise stipulated in this Contract. Where it is really necessary to alter or dissolve this contract, a consensus and a written agreement shall be reached through consultation by both parties. Before the reaching of written agreement, this Contract shall continue to be implemented.

Article 10 Resolution of disputes

10.1
Disputes occurred in the implementation of this Contract by both parties, shall be resolved by both parties’ consultation; where consultation fails, it shall be settled according to method of _10.1.2_______:

10.1.1	Arbitration by ;
10.1.2	Litigation under the jurisdiction of people’s court where Party B’s domicile is located.

Article 11 Other issues agreed by both parties

11.1	If Party A fails to repay the principal and interest, Party has the right to apply for court enforcement.
11.2
Party A’s sales repayment rate shall not be lower than Party B’s loan rate, and the bank loan shall not be used for stock investment, such as shares and futures. Party A shall not alter the purpose of this loan without authorization.

11.3	_____________________________________________________________

Article 12 Supplementary articles

12.1	The appendix of this Contract is an impartible component of this Contract, and with equal legal effect with body part.
12.2	In the implementation of this Contract, where withdrawal or repayment is on non-workdays of banking, then it may be postponed to next banking workday.

Party A (OFFICIAL SEAL): Xi’an Qinba Pharmaceutical Co., Ltd	Party B (OFFICIAL SEAL): Industrial and Commercial Bank Co.,Ltd. Hanzhong Branch (loan contract special seal)
Legal Representative or authorized agent: Guozhu Wang (SEAL&SIGNATURE)	Legal Representative or responsible or authorized agent: Fan Zhang (SEAL&SIGNATURE)
Signing date: January 20th, 2009	Signing date: January 20th, 2009